Exhibit 10.1

Supply Agreement

Dated June 25, 2012

EcoloCap Solutions Inc.

And

GFE BioFuels S.A (GFE)

And or Assigns

________________________

Contents
SUPPLY AGREEMENT [INSERT PAGE NUMBER]

Background Statement [INSERT PAGE NUMBER]

Agreement [INSERT PAGE NUMBER]

SECTION 1                     Definitions [INSERT PAGE NUMBER]

1.1          Definitions and Construction. [INSERT PAGE NUMBER]

SECTION 2                     GFE’S EXCLUSIVE RIGHTS. [INSERT PAGE NUMBER]

2.1 Grant of Exclusive Rights…………………………..……………………………………………………………..[INSERT PAGE NUMBER]

2.2          Additional Obligations of ECOS [INSERT PAGE NUMBER]

2.3          Obligations of GFE [INSERT PAGE NUMBER]

2.4          Restrictions on GFE                                                                                                                   [INSERT PAGE NUMBER]

2.5          Non-Compete by ECOS. [INSERT PAGE NUMBER]

2.6          Non-Compete by GFE. [INSERT PAGE NUMBER]

2.7          Representations of ECOS. [INSERT PAGE NUMBER]

2.8          Representations of GFE. [INSERT PAGE NUMBER]

SECTION 3                       Supply of Equipment. [INSERT PAGE NUMBER]

3.1          Equipment. [INSERT PAGE NUMBER]

3.3          Terms of Sale of Equipment. [INSERT PAGE NUMBER]

3.4          Equipment Ordering Procedures. [INSERT PAGE NUMBER]

3.5          Purchase of Products. [INSERT PAGE NUMBER]

3.6          Payment. [INSERT PAGE NUMBER]

SECTION 4                       Supply of Additive. [INSERT PAGE NUMBER]

4.1          Additive [INSERT PAGE NUMBER]

4.2          Additive Production and Manufacture. [INSERT PAGE NUMBER]

4.3          Terms of Sale of Additive. [INSERT PAGE NUMBER]

4.4          Additive Ordering Procedures. [INSERT PAGE NUMBER]

4.5          Purchase of Additive. [INSERT PAGE NUMBER]

SECTION 5                       Specifications and Warranties. [INSERT PAGE NUMBER]

5.1          Warranties on Equipment. [INSERT PAGE NUMBER]

5.2          Warranties on Additive. [INSERT PAGE NUMBER]

5.3       Transferability…………………………………………………………………………………………………………..[INSERT PAGE NUMBER]

5.4          Survival of Warranties……………………………………………………………………………………………….[INSERT PAGE NUMBER]

5.5          Warranty Disclaimer………………………………………………………………………………………………….[INSERT PAGE NUMBER]

5.7          Warranty Assurance………………………………………………………………………………………………….[INSERT PAGE NUMBER]

SECTION 6                       Manufactures of Products. [INSERT PAGE NUMBER]

6.1          Products. [INSERT PAGE NUMBER]

6.3          Compliance with Law. [INSERT PAGE NUMBER]

6.4          No Infringement. [INSERT PAGE NUMBER]

6.5          Indemnity. [INSERT PAGE NUMBER]

6.6          Developments. [INSERT PAGE NUMBER]

SECTION 7                       Additional Obligations of ECOS. [INSERT PAGE NUMBER]

7.1          Left Intentionally Blank for future use [INSERT PAGE NUMBER]

7.2          Spares. [INSERT PAGE NUMBER]

7.3          ECOS Indemnification. [INSERT PAGE NUMBER]

7.4          Product Liability Insurance. [INSERT PAGE NUMBER]

SECTION 8                       Publicity; Confidentiality. [INSERT PAGE NUMBER]

8.1          Publicity. [INSERT PAGE NUMBER]

8.2          Confidentiality. [INSERT PAGE NUMBER]

SECTION 9                       Left Intentionally blank for future use [INSERT PAGE NUMBER]

SECTION 10                       Term and Termination. [INSERT PAGE NUMBER]

10.1             Term. [INSERT PAGE NUMBER]

10.2             Termination. [INSERT PAGE NUMBER]

10.3             Survival. [INSERT PAGE NUMBER]

10.4             Force Majeure. [INSERT PAGE NUMBER]

SECTION 11                       Limitation of Liability [INSERT PAGE NUMBER]

11.1             Exclusion of Certain Damages. [INSERT PAGE NUMBER]

SECTION 12 Miscellaneous. [INSERT PAGE NUMBER]

12.1             Entire Agreement. [INSERT PAGE NUMBER]

12.2             Binding Effect. [INSERT PAGE NUMBER]

12.3             Assignment. [INSERT PAGE NUMBER]

12.4             Notices. [INSERT PAGE NUMBER]

12.5             Severability. [INSERT PAGE NUMBER]

12.6             No Waiver. [INSERT PAGE NUMBER]

12.7             Relationship between the Parties. [INSERT PAGE NUMBER]

12.8             Expenses [INSERT PAGE NUMBER]

12.9             No Third Party Beneficiaries. [INSERT PAGE NUMBER]

12.10             Governing Law and Jurisdiction; Waiver of Jury Trial. [INSERT PAGE NUMBER]

12.11             Arbitration. [INSERT PAGE NUMBER]

12.12             Further Assurances. [INSERT PAGE NUMBER]

Signature Page: [INSERT PAGE NUMBER]

EXHIBIT A [INSERT PAGE NUMBER]

DISTRIBUTER PRICE LIST AS OF JULY 19, 2012 [INSERT PAGE NUMBER]

EXHIBIT B [INSERT PAGE NUMBER]

DESCRIPTION OF THE TERRITORY [INSERT PAGE NUMBER]

EXHIBIT C [INSERT PAGE NUMBER]

EQUIPMENT SPECIFICATIONS [INSERT PAGE NUMBER]

EXHIBIT D [INSERT PAGE NUMBER]

ADDITIVE SPECIFICATIONS (Subject to Change) [INSERT PAGE NUMBER]

EXHIBIT E [INSERT PAGE NUMBER]

PERFORMANCE METRICS [INSERT PAGE NUMBER]

    EXHIBIT F ……………………………………………………………………………………………………………………………….4
        Specified Testing Protocol to Initiate Delivery…………………………………………………………………….4

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made this 25th day of June, 2012 (the “Effective Date”) by and among

EcoloCap Solutions Inc. (“ECOS”) (Seller), a corporation organized and operatingunder the laws of Nevada and having its principal office at 1250 S. Grove Ave., Suite 308, Barrington, Illinois 60010;

GFE Biofuels S.A. (GFE) (“GFE”), and or assigns, a company organized and operating under the laws of Costa Rica and having its principal office at Liberia, Guanacaste, 50 meters South of the Municipal Stadium, Costa Rica.

Background Statement

A.	ECOS is engaged in commercializing technology for fuel emulsification purposes.

B.	ECOS desires to sell the Products and GFE desires to purchase the Products on the terms and conditions set forth herein.

C.	This Agreement sets out the terms on which ECOS shall sell the Products to GFE and GFE shall purchase the Products from ECOS, and,

(i)	ECOS shall sell the Products to GFE, and GFE shall purchase the Products from ECOS, and

(ii)	the Parties will undertake to perform other obligations as set forth below.

Agreement

SECTION 1       Definitions

1.1	Definitions and Construction.

(a)	As used in this Agreement, the following terms have the meanings set forth or referred to below; other terms are defined elsewhere in this Agreement.

“Acknowledgement” – a written acknowledgement by ECOS of its receipt of an Equipment Purchase Order or Additive Purchase Order.

“Additive” – the chemicals, compounds and other materials specified in Exhibit D to be used with the Equipment in the fuel emulsification process.

“Additive Purchase Order” – the meaning set forth in Section 4.4(a).

“Additive Purchase Price” – the meaning set forth in Section 4.5(a).

“Additive Specifications” – the meaning set forth in Section 5.2(a).

“Agreement” – the meaning set forth in the preamble.

“Alternative Delivery Date” – the meaning set forth in Section 3.4(b).

“Assembly Plant” – the meaning set forth in Section 3.2(a)(i).

“Business Day” – any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of Chicago Illinois.

“Claim” – the meaning set forth in Section 6.5(b).

“Commissioning” – the installation of the Equipment at the Delivery Location and either (i) completion of testing of the Equipment by FEI in accordance with the Testing Agreement to verify that it functions in accordance with its design specifications and objectives, or (ii) occurrence of the date that is 120 days after the transfer of title of the Equipment to FEI, whichever occurs first.

“Confidential Information” – the meaning set forth in Section 8.2(a).

“Damages” – the meaning set forth in Section 6.5(a).

“Delivery Date” – the date for delivery of Equipment or Additive set forth in the applicable Equipment Purchase Order or Additive Purchase Order.

“Delivery Location” – the destination for delivery of Equipment or Additive specified in the applicable Equipment Purchase Order or Additive Purchase Order.

“Developments”  – the meaning set forth in Section 6.6(a).

“ECOS” – the meaning set forth in the preamble.

“Effective Date” – the meaning set forth in the preamble.

“Equipment” – all Products or equipment now existing or hereafter created or invented, in which ECOS have or own any interest or right, using any technology for fuel emulsification purposes, including all equipment described in Exhibit A (as updated from time to time by ECOS in accordance with Section 3.1(a)) as necessary to reflect any Equipment not reflected in Exhibit A as of the Effective Date), all component parts thereof and all equipment related thereto.

“Equipment Purchase Order” – the meaning set forth in Section 3.4(a).

“Equipment Purchase Price” – the meaning set forth in Section 3.5(a)(i).

“Equipment Specifications” – the meaning set forth in Section 5.1(a).

“Existing Additive Production Facility” – the meaning set forth in Section 4.2(b).

“Force Majeure” – the meaning set forth in Section 10.4(a).

“GFE” –Reefers to GFE Biofuels S.A

“GFE’s Price” – for each unit of Pre-Assembled Equipment or the parts for a unit of Non-Assembled Equipment, GFE’s price shall be as set forth in Section 3.5.

“Governmental Consents” – the meaning set forth in Section 2.7(c)(i).

“Indemnified Party” – the meaning set forth in Section 6.5(a).

“Intellectual Property Rights” – with respect to any person or entity, all (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) copyrights and copyrightable works (including computer programs) and registrations and applications therefore, (c) semiconductor chip “mask” works, and registrations and applications for registration thereof, (d) trade secrets, know-how and other confidential information, (e) unregistered and registered design rights and any applications for registration thereof, (f) database rights, and (g) all other forms of intellectual property, including waivable or assignable rights of publicity or moral rights, and any right to bring suit or collect damages for the infringement, misappropriation or violation of the foregoing, anywhere in the world, that are held by that person or entity.

All trademarks of future trademarks, product descriptions are the property of ECOS.

All promotional, sales materials, web sites etc. by GFE must prominently display and recognize the ECOS as owner of the technology and that GFE is acting as a distributer of ECOS technology.

Any new invention or enhancement to any technology that may become known to the parties through this agreement and use of the technology shall automatically become the property of ECOS.

“Letter of Credit” – the meaning set forth in Section 2.3(d)(i).

“New Deadline” – the meaning set forth in Section 3.2(b)(i).

“Non-Assembled Equipment” – the meaning set forth in Section 3.3(b)(ii).

“Party” or “Parties” – the meaning set forth in the preamble.

“Performance Metrics” – the performance metrics set forth in Exhibit F.

“Pre-Assembled Equipment” – the meaning set forth in Section 3.3(b)(i).

“Products” – the Equipment in all forms and the Additive in all forms.

“Representatives” – each Party’s officers, directors, employees, consultants, attorneys, accountants, agents and independent subcontractors (and their employees) and other representatives.

“Required Commercial Operation Date” or “RCOD” – the meaning set forth in Section 3.2(b).

“Required Governmental Support” – the meaning set forth in Section 3.2(a)(ii).

“Spares” – Standard subassemblies and parts used to fabricate and/or repair the Equipment.

“Term” – the meaning set forth in Section 10.1.

“Territory” – the meaning set forth in Section 2.1(a).

“U.S. Dollars” or “US$” – the legal currency of the United States of America.

(b)	Certain Rules of Construction. The following rules of construction will apply throughout this Agreement. and,

(i)         “Including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

(ii)        This “Agreement” includes any amendments or other modifications and supplements, and all exhibits, schedules, appendices and other attachments to it.  If any term of this Agreement conflicts with any term of an exhibit, schedule, appendix or other attachment to it, this Agreement shall supersede such exhibit, schedule, appendix or other attachment.

(iii)       Titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

(iv)	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

(v)
The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

(vi)
The terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and the terms “day” and “days” mean and refer to calendar day(s).

SECTION 2       GFE’S EXCLUSIVE RIGHTS.
2.1	Grant of Exclusive Rights. In exchange for the purchase of Equipment as set forth in Section 2.3(b),

(a)
ECOS hereby grants to GFE for and during the Term the exclusive right within the geographic area set forth in Exhibit B attached hereto (the “Territory”) to purchase from ECOS and to use for its own account, or to resell or lease to GFE’s customers and potential customers, all Products that ECOS now or in the future may own or have the right to acquire that relate to the production of emulsified Heavy Fuel Oils.

(b)	Subject to the provisions and conditions of this Agreement and for and during the Term ECOS will not, and will cause each of their Affiliates not to, take any of the following actions and,

(i)	Appoint any other distributors or sales agents for any Products within the Territory,

(ii)
Sell or lease the Products to any Person, other than GFE, located in the Territory or for delivery to a location in the Territory, or provide any financial, technical or other assistance or support to any Person, other than GFE, in connection with any sale or lease of the Products within the Territory, or globally regarding specifically identified customer of “GFE”

2.2	Additional Obligations of ECOS. Subject to the provisions and conditions of this Agreement and for and during the Term, ECOS shall:

(a)	Provide all customer and potential customer contact information within the territory to GFE,

(b)	Refer all customer leads within the Territory to GFE,

(c)
Credit all sales or leases of Products within the Territory to GFE’s account; for purposes of clarification only, this Section 2.2(c) does not give ECOS any right to solicit, promote or market the sale, lease or use of the Products except to the extent that such solicitation, promotion or marketing is conducted in cooperation with GFE and for GFE’s account,

(d)	Upon GFE’s reasonable request and,

(i)
Use commercially reasonable efforts to assist GFE on all advertising, sales promotion, and public relations campaigns to be conducted, including providing GFE with any market information, clinical or laboratory studies, samples, printed materials or other documentation or information from previous promotional campaigns conducted in connection with the Products,

(ii)	Provide all reasonably necessary technical information and assistance,

(iii)
Provide up to six training courses within the first year of the Term at mutually agreed location(s) to educate GFE’s sales and technical representatives regarding the Products and other related issues,

(iv)	Provide such additional training courses as are reasonably necessary to educate GFE’s sales and technical representatives regarding improvements or additions to the Products or new Products.

All materials provided by ECOS to GFE pursuant to this Section 2.2(d) shall be in English.  ECOS shall be responsible for the payment of all costs and expenses incurred by it in connection with the performance of its obligations under this Section 2.2(d), except that GFE shall pay all travel and lodging expenses and subsistence of its representatives incurred pursuant to Sections 2.2(d)(iii) or (iv).

2.3       Obligations of GFE

(a)
Requirements.  GFE agrees to purchase from ECOS as provided in this Agreement, all of (i) its own requirements and (ii) its requirements to meet Equipment Purchase Orders and Additive Purchase Orders for its customers of the Products within the Territory.  GFE shall not purchase or otherwise acquire, nor shall GFE permit any Affiliate of GFE to purchase or otherwise acquire, Products for resale or leasing in the Territory other than from ECOS.

(b)	Minimum Equipment Purchases. Subject to the provisions of Section 3.2(c), GFE agrees to purchase from ECOS not less than the minimum and, unless otherwise agreed, not more than the maximum quantities of Equipment specified in Appendix “C” and,

(i)
The minimum purchase quantity that is applicable for any period is referred to as the “Minimum Monthly Quota” for that period, and the maximum purchase quantity that is applicable for any period is referred to as the “Maximum Monthly Quota” for that period.

(ii)	The specific models of the Equipment (i.e., NPU-10, NPU-30, NPU-60, NPU-100, etc.) to be purchased and,

(A)	for delivery on or before December 31, 2012 Prices should be referred to Appendix to in “A”.

(B)	for delivery in any subsequent month shall be specified by GFE in the applicable Equipment Purchase Order.

(c)
Minimum Additive Purchases. GFE agrees to purchase and maintain on hand on an ongoing basis from ECOS not less than a one month supply of Additive for each unit of Equipment purchased (excluding the first four units of Equipment until all of the conditions subsequent in Section 9 have been satisfied).

(d)	Credit Support.

(i)
By no later than September 1, 2012, GFE shall procure the issuance of a documented revolving letter of credit (the “Letter of Credit”) for the benefit of ECOS that will cover GFE’s obligation to pay the purchase price of Products and that complies with the following terms:

(A)	the initial face amount of the Letter of Credit shall be an amount not less than the aggregate purchase price of 1 NPU-60 units as set forth in Exhibit A,

(B)
the amount available under the Letter of Credit shall be adjusted as draws are made under it by ECOS so that the amount available is not less the aggregate purchase price of 1 NPU-60 units under this Agreement, provided that, if the purchase price of an NPU-60 unit is increased in accordance with the terms of this Agreement or GFE commits to a higher or lower Minimum Monthly or Yearly Quota, then GFE shall have a period of 60 days within which to adjust the amount of the Letter of Credit accordingly,

(C)	the issuer of the Letter of Credit shall be a recognized U.S. bank or other global financial institution with a credit rating not less than A-,

(D)
Notwithstanding any stated expiration date of the Letter of Credit, it shall be an evergreen facility which shall be extended automatically not less than 60 days prior to the current expiration date for successive periods of not less than twelve months.

(ii)
After GFE’s purchase of 4 units of Equipment, GFE may replace the Letter of Credit with a standby letter of credit under which ECOS may draw in the event GFE fails to pay an invoice when due pursuant to Section 3.6 and otherwise on the same terms as set forth in this Section 2.3(e).   Discussion for after first unit is delivered and accepted.

2.4       Restrictions on GFE.  During the Term, GFE shall not:
(a)	Seek out customers for the Products or advertise or market the Products for resale or lease outside of the Territory except for specifically identified; customers in non-exclusive Territory

(b)
Establish any Affiliate, branch, warehouse, or other entity or facility outside the Territory in connection with the sale or lease of the Products outside the Territory except for specifically identified; customers in non-exclusive Territory

(c)	Permit any Affiliate of GFE to engage in any actions prohibited to GFE under this Section 2.4.

2.5       Non-Compete by ECOS.

Without limiting their obligations under Section 2.1(c), during the Term, ECOS shall, nor shall they permit any of their Affiliates to:
(a)
directly or indirectly compete with GFE or its Affiliates by marketing, distributing, advertising, soliciting, selling, leasing or otherwise dealing in any Products using any technology for fuel emulsification purposes within the Territory or services related thereto,

(b)
Take any other action with respect to the customers or potential customers of GFE or its Affiliates that would enable any third party to compete with GFE or its Affiliates in selling, leasing or otherwise dealing in Products using any technology for fuel emulsification purposes or services related thereto within the Territory.

If any provision of this Section 2.5 is held by a court of competent jurisdiction to be excessively broad as to duration, geographical area, scope, activity or subject, for any reason, such provision shall be modified, by limiting, reducing or otherwise altering it, so as to be enforceable to the extent allowed by applicable law.

2.6
Non-Compete by GFE.  Without limiting their obligations under Section 2.1(c), during the Term, GFE shall not, nor shall it permit any of its Affiliates to, manufacture, market, distribute, advertise, solicit for sale or lease or otherwise deal in any Products using any technology for fuel emulsification purposes that is competitive with any of the Products, nor shall GFE permit any Affiliate of GFE to engage in any such activity within the Territory.  If any provision of this Section 2.6 is held by a court of competent jurisdiction to be excessively broad as to duration, geographical area, scope, activity or subject, for any reason, such provision shall be modified, by limiting, reducing or otherwise altering it, so as to be enforceable to the extent allowed by applicable law.

2.7	Representations of ECOS. ECOS each hereby and severally represent and warrant to GFE as of the Effective Date as follows:
(a)
Organization and Standing; Power and Authority.  ECOS is an entity duly formed or organized and validly existing under the laws of its state or country of formation and has all requisite corporate power and authority to sell, own, lease and operate its assets and business and to carry on its business as now being conducted.

(b)
Execution, Delivery and Performance.  ECOS has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution, delivery and performance of this Agreement and ECOS has been duly and validly authorized by all necessary action, and no further action, consent or approval on the part of either of them is required for the valid performance of its obligations hereunder.  This Agreement has been duly executed and delivered by ECOS and, assuming the due execution and delivery of this Agreement by GFE, this Agreement constitutes the valid and legally binding obligations of ECOS, enforceable in accordance with its terms.

(c)	The execution, delivery and performance of this Agreement ECOS does not violate, cause a default under, give rise to a right of termination, or otherwise conflict with, the terms of any law.

(d)	Or ECOS, the organizational documents of either of them, or any agreement to which either of them is a party or by which either is bound.

2.8	Representations of GFE. GFE hereby represents and warrants to ECOS as of the Effective Date as follows:

(a)
Organization and Standing; Power and Authority.  GFE is a company duly organized and validly existing under the laws of Nevada and Costa Rica and has all requisite corporate power and authority to sell, own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

(b)
Execution, Delivery and Performance.  GFE has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution, delivery and performance of this Agreement by GFE has been duly and validly authorized by all necessary corporate action of GFE, and no further corporate action, consent or approval on the part of GFE is required for the valid performance of its obligations hereunder. This Agreement has been duly executed and delivered by GFE and, assuming the due execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligations of GFE, enforceable against the GFE in accordance with its terms.  The execution, delivery and performance of this Agreement by GFE does not violate, cause a default under, give rise to a right of termination, or otherwise conflict with, the terms of any law applicable to GFE, its organizational documents, or any agreement to which it is a party or by which it is bound.

(c)	Governmental Authorities; Consents.

(i)
Except for import licenses and customs documents required under the laws of any country in the Territory into which the Products will be imported, GFE is not required to submit any notice to, or receive any Governmental Consents from, any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.

(ii)
No consent, approval, exemption or authorization of any other person or entity is required to be obtained by GFE in connection with GFE’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3       Supply of Equipment.

3.1       Equipment.
(a)	ECOS shall update the list of Equipment in Exhibit A as ECOS creates, invent or have any interest or right in any new Products or equipment using any technology for fuel emulsification purposes.

(b)	Reference is made to the terms of Section 2.3(b) with respect to the initial purchase by GFE of certain items of Equipment.

(c)
Subject to the provisions of Section 2.3(b) and the other terms and conditions set forth in this Agreement and during the Term, GFE will have the right to submit Equipment Purchase Orders to ECOS for Equipment, and ECOS will supply to GFE all Equipment covered by such Equipment Purchase Orders.

3.2	Left Blank Intentionally

3.3       Terms of Sale of Equipment.
(a)
Delivery. All shipments of the Equipment purchased under this Agreement, including purchases pursuant to Section 2.3(b), shall be delivered FCA (INCOTERMS 2010) a named carrier at the Port of Busan, South Korea (unless otherwise agreed to by ECOS and GFE), with such named carrier specified by GFE on the applicable Equipment Purchase Order or by later written notice not less than 30 days before the scheduled Delivery Date.

(b)
Title; Risk of Loss.  ECOS will transfer to GFE all right; title and interest in and to the Equipment purchased by GFE, free and clear of all liens and encumbrances.  Title to the Equipment and risk of loss shall pass to GFE upon delivery of the Equipment by ECOS and acceptance of the same by GFE at the Delivery Location.  ECOS shall bare all risk of loss for any damage resulting to the Equipment prior to the time of such passage of title.

(i)	In the case of units of Equipment assembled by ECOS prior to delivery (“Pre-Assembled Equipment”),

(c)
if such Pre-Assembled Equipment or tender of delivery of such Pre-Assembled Equipment fails to conform to the applicable Equipment Purchase Order, the applicable Equipment Specifications or this Agreement, as determined by GFE in its commercially reasonable discretion, and GFE exercises its right of rejection in accordance with this Agreement, the risk of loss and title to such Pre-Assembled Equipment shall remain with ECOS.

(d)
at the time of delivery, the mutually agreed upon by the parties Authorized Inspector shall deliver to GFE an inspection certificate duly executed by the Authorized Inspector, verifying that such Pre-Assembled Equipment has been inspected in accordance with the test procedures set forth in the Testing Agreement and complies with all applicable specifications and tests therein.

(ii)	In the case of units of Equipment that were not assembled by ECOS prior to delivery (“Non-Assembled Equipment”), if,

(e)
GFE, after commissioning and testing such Non-Assembled Equipment in accordance with the commissioning and test procedures set forth in the Testing Agreement to ensure compliance with all applicable specifications and tests, determines in its commercially reasonable discretion, that such Non-Assembled Equipment or tender of delivery of such Non-Assembled Equipment fails to conform to the applicable Equipment Purchase Order, the applicable Equipment Specifications or this Agreement, then

(f)	GFE shall notify ECOS of a warranty claim.

(g)
Licenses and Duties.  ECOS shall be responsible for (i) obtaining all necessary export licenses from the country of origin and (ii) the payment of all duties, levies and other charges that may be imposed upon the export of such Equipment or components.

3.4	Equipment Ordering Procedures. The following procedures will apply to all Equipment Purchase Orders for Equipment under this Agreement.

(a)
Purchase Orders.  GFE shall order Equipment by written notice to ECOS by issuing a purchase order for Equipment to ECOS (each, an “Equipment Purchase Order”), which shall be sent to ECOS and shall be subject to the following provisions:

(i)	GFE shall submit its Equipment Purchase Orders on an electronic bulletin board to be developed, implemented and maintained by ECOS in consultation with GFE.

(ii)	When submitting its Equipment Purchase Orders, GFE shall order no less than its Minimum Monthly Quota and no more than its Maximum Monthly Quota.

(iii)
Each Equipment Purchase Order shall specify the applicable Delivery Location, Delivery Date, the number and types of Equipment to be shipped (as identified by model number designations set forth in Exhibit A) including all optional features and the desired method of shipment.

(iv)
If any term of this Agreement conflicts with any term of an Equipment Purchase Order issued by GFE or any Acknowledgement, confirmation, invoice or other documentation issued by ECOS with respect to an Equipment Purchase Order, this Agreement shall supersede such Equipment Purchase Order, Acknowledgement, confirmation, invoice or other documentation.

(b)
Acceptance.  With respect to each Equipment Purchase Order that has been issued by GFE in accordance with the terms of Section 3.4(a), ECOS shall accept such Equipment Purchase Order and shall provide an Acknowledgement for such Equipment Purchase Order within 4 Business Days of receipt of such Equipment Purchase Order, ECOS shall provide an Acknowledgement designating the earliest possible date that ECOS could deliver the relevant Equipment, which GFE shall decline or accept (each such accepted alternative delivery date for any Products under this Agreement,  an “Alternative Delivery Date”).]

(c)	Delivery Date and Delays. All Equipment to be supplied under this Section shall be delivered no later than the Delivery Date or the Alternative Delivery Date.

(i)
If a delay or anticipated delay of more than 30 Business Days from the scheduled Delivery Date or Alternative Delivery Date occurs in the delivery of the Equipment or any portion thereof, ECOS shall promptly notify GFE of such delay or anticipated delay and the cause and expected duration thereof, and GFE shall have the right, at its option,

(A)
to cancel the Equipment Purchase Order or any unfilled portion thereof relating to such delayed Equipment, in which case GFE will have no further obligations with respect to the canceled Equipment Purchase Order or portion thereof, and may purchase substitute Products elsewhere, or

(B)
to accept the expected delay in delivery, provided that if such delay extends beyond the expected duration as stated by ECOS, then the provisions of this Section 3.4(c) shall also apply to such further delay.

(d)	Notice Procedures for Section 3.4. Equipment Purchase Orders and related Acknowledgements may be sent via electronic means and shall otherwise comply with Section 12.4.

3.5       Purchase of Products.
(a)	Equipment Purchase Price.

(i)
The purchase price per unit for each type of Equipment as of the Effective Date purchased by GFE under this Agreement (the “Equipment Purchase Price”) will be an amount equal to the applicable GFE’s Price for such Equipment on the date of such Equipment Purchase Order, which will be determined as follows.

(A)	For each unit purchased by GFE, the GFE’s Price will be an amount denominated in U.S. Dollars that is no more than the applicable price set forth in Exhibit A (the “Wholesale Price”).

(b)
Equipment Purchase Price Increases.  Upon 120 days’ written notice, ECOS may change the Wholesale Price of any or all of the Equipment only by the amount of any actual increase in the costs of the raw materials, labor or other components of the Equipment at any time during the Term.

(c)
Adjustment for different Assembly Plants.  The Equipment Purchase Price will be mutually agreed by the Parties with respect to any Equipment manufactured at an Additional Assembly Plant that is constructed outside the Republic of Korea.  Such adjustment will be based on a comparison of the relative costs of procurement, assembly and manufacture in the host country as compare to the Republic of Korea.

Section 3.2(c) (ii) Left blank internally

(d)	Taxes. ECOS shall be responsible for the payment of all sales, use or similar taxes applicable to the purchase by ECOS of any materials and components used in the manufacture or assembly of any Equipment at any Assembly Plant, including any Additional Assembly Plant.  GFE shall be responsible for the payment of all sales, use or other taxes imposed by any jurisdiction outside the Republic of Korea on the purchase by GFE of any Equipment under this Agreement or the resale thereof, or to the extent applicable will provide appropriate sales tax exemption certificates and reseller’s certificates.  GFE will not be responsible for any taxes levied against any part of or complete piece of Equipment in any jurisdiction prior to Free and Clear FOB purchase.

3.6           Payment.

(a)	Payment terms testing unit 1

The first unit of equipment. ECOS will deliver the first unit (NPU 60) of this agreement no later than November 15th, 2012, to San Jose, Costa Rica into a bonded customs warehouse, to be released to GFE Biofuels S.A. This unit will be fully tested in the factory for one week and 100% functioning unit as to its agreed upon operating specifications and be signed off as a fully functioning unit by the buyer and seller. This unit’s payment will be secured by an irrevocable letter of credit payable upon successful testing operations in Costa Rica for a period of 30 working / business days and operating at 100% capacity producing M-Fuel as per its factory specifications.  This unit will be delivered with 100 gallons of additive supplied free of charge by the manufacturer.

(b)	Payment terms for all other units’ odered per “GFE”

The remaining 4 units and all units thereafter. These units shall be fully tested and produce 100 gallons of M-Fuel to buyer’s specifications in the manufacturing facility and certified as 100% operational jointly by the seller and the buyer (or buyers authorized representative) before payment and shipping. Payment at that time shall be made via irrevocable letter of credit to ECOS (or its designee) and cashable with the equipment free and clear FOB Port of Busan, South Korea or the closest port to any of ECOS manufacturing facilities for this equipment.

(c)
All invoices will be payable in U.S. Dollars by payment to a bank account specified by ECOS.  In the event GFE fails to pay by the deadline, ECOS may draw under and in accordance with the terms of the standby letter of credit.

(d)
Disputes.  If a Party disputes the amount of any invoice or demand for payment it will notify the other Party, and the Parties will promptly attempt to resolve such dispute, and the disputing Party will pay the undisputed portion of the invoice or demand for payment.  The payment of an undisputed amount shall in no circumstance constitute a waiver of either Party’s right to pursue or defend the collection of any remaining balance alleged to exist.

(e)
Interest.  If a Party fails to pay any undisputed invoice or demand for payment under this Agreement, or the undisputed portion thereof, within the time periods recited in this Section or in the demand for payment, such Party shall pay interest on any delinquent payment from the due date to the date of payment at a rate of 6% per annum.

SECTION 4       Supply of Additive.
4.1	Additive.

Subject to the terms and conditions set forth in this Agreement and during the Term of this Agreement, GFE will have the right to submit Additive Purchase Orders to ECOS for quantities of the Additive, and ECOS will supply to GFE or its designees (including End Users) all quantities of the Additive covered by such Additive Purchase Orders.  ECOS agrees that it shall supply all of the requirements for the Additive of GFE and all End Users.

4.2       Additive Production and Manufacture.
(a)
ECOS shall use commercially reasonable efforts (i) to develop and manufacture a concentrated form of the Additive for purposes of more efficient transportation and (ii) improve efficiency in the manufacture and production of the Additive and explore other production and manufacturing methods related to the same.

(b)
Existing Additive Production Facility.  The Parties acknowledge that ECOS currently will operate and build a facility for the production of Additive in the Republic of Korea (the “Existing Additive Production Facility”) that is capable of producing 36,000 gallons each month.

4.3       Terms of Sale of Additive.
(a)
Delivery.  All shipments of the Additive purchased under this Agreement shall be delivered FCA (INCOTERMS 2010) a named carrier at the Port of Busan, South Korea (unless otherwise agreed to by ECOS and GFE), with such named carrier specified by GFE on the applicable Equipment Purchase Order or by later written notice not less than 30 days before the scheduled Delivery Date.

(b)
Title; Risk of Loss: ECOS will transfer to GFE all right; title and interest in and to the Additive purchased by GFE, free and clear of all liens and encumbrances.  Title to the Additive and risk of loss shall pass to GFE upon delivery of the Additive by ECOS and acceptance of the same by GFE at the Delivery Location.  ECOS shall bear all risk of loss for any damage resulting to the Additive prior to the time of such passage of title.  If the Additive or tender of delivery of the Additive fails to conform to the applicable Additive Purchase Order, the applicable Additive Specifications or this Agreement as determined by the GFE or its designee (including End Users), in their commercially reasonable discretion, and GFE or such designee exercises GFE’s right of rejection in accordance with this Agreement, the risk of loss and title to such quantities of Additive shall revert to ECOS.

(c)
Licenses and Duties.  ECOS shall be responsible for (i) obtaining all necessary export licenses from the country of origin and all Costa Rica. import licenses and (ii) the payment of all duties, levies and other charges that may be imposed upon the export or import of such quantities of the Additive.

(d)
Inspection Certificate.  At the time of delivery ECOS shall deliver to GFE an inspection certificate duly executed by ECOS, verifying that the Additive ordered under the applicable Additive Purchase Order has been inspected in accordance with the test procedures set forth in the Testing Agreement and complies with all applicable specifications and tests, and GFE shall have the right, in its commercially reasonable discretion, to require the submission of additional quantities or batches of the Additive for testing in accordance with the test procedures set forth in the Testing Agreement.

4.4	Additive Ordering Procedures.

The following procedures will apply to all Additive Purchase Orders for quantities of Additive under this Agreement.

(a)
Additive Purchase Orders.  GFE shall order quantities of the Additive by written notice to ECOS by issuing a purchase order for quantities of the Additive to ECOS (each, an “Additive Purchase Order”), which shall be sent to ECOS and shall be subject to the following provisions and,

(i)	GFE shall submit it’s Additive Purchase Orders on an electronic bulletin board to be developed, implemented and maintained by ECOS in consultation with GFE.

(ii)
Each Additive Purchase Order shall specify the applicable Delivery Location, the type of and quantity of fuel with which the Additive will be used (except where GFE elects to submit a fuel sample in accordance with sub-clause (iv) of this Section 4.4(a)) and the desired method of shipment.

(ii)	Each Additive Purchase Order must indicate a Delivery Date for the applicable quantity of Additive.

(iii)
If any term of this Agreement conflicts with any term of an Additive Purchase Order issued by GFE or any Acknowledgement, confirmation, invoice or other documentation issued by ECOS with respect to an Additive Purchase Order, this Agreement shall supersede such Additive Purchase Order, Acknowledgement, confirmation, invoice or other documentation.

(iv)
In conjunction with any Additive Purchase Order, GFE, in its election, may (A) submit to ECOS, a sample of the fuel with which the Additive is intended to be combined and (B) use commercially reasonable efforts to cooperate with ECOS to enable ECOS to determine the appropriate concentration and composition of the Additive.  After ECOS has determined the appropriate Additive concentration and composition, which shall solely be ECOS’s obligation, ECOS shall notify GFE of the same, which shall form the basis for the applicable Additive Purchase Order.

(b)
Acceptance.  With respect to each Additive Purchase Order that has been issued by GFE in accordance with the terms of Section 4.4(a), ECOS shall accept such Additive Purchase Order and shall provide an Acknowledgement for such Additive Purchase Order, within four Business Days of receipt of such Additive Purchase Order; provided, however, that if ECOS’s manufacturing schedule does not permit ECOS to meet the Delivery Date proposed by the applicable Additive Purchase Order, ECOS shall provide an Acknowledgement designating the earliest possible alternative date that ECOS could deliver the relevant Additive, which GFE shall decline or accept.

(c)	Delivery Date and Delays. All quantities of Additive to be supplied under this Section shall be delivered no later than the Delivery Date or Alternative Delivery Date and,

(i)
If a delay or anticipated delay of more than 15 days from the scheduled Delivery Date or Alternative Delivery Date occurs in the delivery of Additive or any portion thereof, ECOS shall promptly notify GFE of such delay or anticipated delay and the cause and expected duration thereof, and GFE shall have the right, at its option,

(A)
to cancel the Additive Purchase Order or any unfilled portion thereof relating to such delayed Additive, in which case GFE will have no further obligations with respect to the canceled Additive Purchase Order or portion thereof, and may purchase substitute Products elsewhere, or

(B)
to accept the expected delay in delivery, provided that if such delay extends beyond the expected duration as stated by ECOS, then the provisions of this Section 4.4(c) shall also apply to such further delay.

(ii)
Notwithstanding the provisions of subsection (i) above, and without limiting GFE’s remedies under applicable law (including cover costs), in the case of any delay in delivery of the Additive of more than 45 days from the applicable Delivery Date, which is not due to Force Majeure,  ECOS shall pay a late delivery charge in an amount equal to 1.0% of the aggregate Additive Purchase Price of the undelivered quantity of Additive per day, beginning on the 6th day after the scheduled Delivery Date up to a maximum amount equal to the aggregate Additive Purchase Price for the applicable Additive Purchase Order.

(d)	Notice Procedures for Section 4.4. Additive Purchase Orders and related Acknowledgements may be sent via electronic means and shall otherwise comply with Section 12.4.

4.5       Purchase of Additive.
(a)
Additive Purchase Price.  The applicable price per gallon of Additive as of the Effective Date purchased by GFE under this Agreement (the “Additive Purchase Price”) will be as set forth in Exhibit A on the date of such Additive Purchase Order.

(b)
Additive Purchase Price Increases.  Upon 90 days’ written notice, ECOS may change the Additive Purchase Price by only the amount of any actual increase in the costs of the raw materials, labor or other components of the Additive at any time during the Term

(c)
Adjustment for Different Assembly Plants.  The Additive Purchase Price shall be mutually agreed by the Parties with respect to any Additive manufactured at an Additional Additive Production Facility that is constructed outside the Republic of Korea.  Such adjustment will be based on a comparison of the relative costs of procurement, assembly and manufacture in the host country as compared to the Republic of Korea.

(d)
Taxes.  ECOS shall be responsible for the payment of all sales, use or similar taxes applicable to the purchase by ECOS of any materials and components used in the manufacture of any Additive.  GFE shall be responsible for the payment of all sales, use or other taxes imposed by any jurisdiction outside the Republic of South Korea to the purchase by GFE of any Additive under this Agreement or the resale thereof, or to the extent applicable will provide appropriate sales tax exemption certificates and reseller’s certificates.  GFE will not be responsible for any taxes levied against any part of or complete shipment of additive in any jurisdiction prior to Free and Clear F.O.B. purchase

4.6	Payment.

(a)
Additive Purchased under the Irrevocable Letter of Credit.  All purchases of fully tested additive will be made with 100% of the purchase price as shown in Exhibit via a letter of credit paid upon Free and Clear FOB.

(b)	All invoices will be payable in U.S. Dollars by payment to a bank account specified by ECOS.

(c)
Disputes.  If a Party disputes the amount of any invoice or demand for payment it will notify the other Party, and the Parties will promptly attempt to resolve such dispute, and the disputing Party will pay the undisputed portion of the invoice or demand for payment.  The payment of an undisputed amount shall in no circumstance constitute a waiver of either Party’s right to pursue or defend the collection of any remaining balance alleged to exist.

(d)
Interest.  If a Party fails to pay any undisputed invoice or demand for payment under this Agreement, or the undisputed portion thereof, within the time periods recited in this Section or in the demand for payment, such Party shall pay interest on any delinquent payment from the due date to the date of payment at a rate of 6% per annum.

SECTION 5       Specifications and Warranties.

5.1       Warranties on Equipment.
(a)
ECOS acknowledges that they are solely responsible for the planning, design, engineering, manufacture and testing of the Equipment.  ECOS warrants to GFE that the Equipment will be free from defects of every kind and nature in material, fabrication, design and workmanship (including latent defects); will be of the kind and quality specified in the applicable Equipment Purchase Order and specifications set forth in Exhibit C (the “Equipment Specification”); will perform in accordance with the Equipment Specifications and the Performance Metrics set forth in Exhibit F; will comply with all applicable supra national, national, regional, and local rules, regulations, laws and ordinances; and will be suitable for the specific purpose stated by GFE.

(b)
If the Equipment, or any part thereof, fails to meet any of the foregoing warranties upon delivery, or is or becomes nonconforming, defective, unserviceable or substantially impaired in its usability, then GFE shall, upon discovery of such defects or nonconformities, notify ECOS, and ECOS shall promptly correct such defects or nonconformities and bear and,

(i)
ECOS will be responsible for all parts and labor repairs for one year from the commissioning date once the unit is installed and ready for operation and testing, ECOS will be responsible solely for parts replacement for the remaining four years of the warrantee

GFE shall afford ECOS a reasonable time and opportunity to correct all such defects or nonconformities.  Where reasonable (such as for minor parts or defects), ECOS may furnish repair parts to GFE for installation by GFE.

(c)
ECOS shall not be responsible for the repair or replacement of parts which are generally recognized to be consumed in normal operation (e.g., cleaning of filters) or require the substitution of parts with Spares.

(d)
GFE’s exclusive remedy and ECOS’s sole liability for breach of the foregoing warranties shall be limited to ECOS correcting nonconformities and defects as set forth in Section 5.1(b); provided, however, that if circumstances cause GFE’s limited remedy to fail of its essential purpose, GFE shall have all of its remedies provided by law.

ECOS shall have no responsibility or obligation to GFE under warranty claims, to Products (either to equipment or produced emulsified fuel that does not meet ECOS specifications),  production equipment that have been subjected to abuse, misuse, accident, alteration, failure to use ECOS supplied additive or proper proportions of additive, use of salt water for emulsion production or any other non-approved water or chemical introduction, software modification or production ratio settings other than established by ECOS,  neglect or unauthorized repair.

THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND ECOS EXPRESSLY DISCLAIMS AND GFE WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

5.2       Warranties on Additive.
(a)
ECOS acknowledges that they are solely responsible for the planning, design, engineering, manufacture and testing of the Additive.  ECOS warrant that the Additive will be free from defects of every kind and nature in material, design and workmanship

(including latent defects); will be of the kind and quality specified in the applicable Additive Purchase Order and the specifications set forth in Exhibit D (the “Additive Specifications”); will perform in accordance with the Additive Specifications and the Performance Metrics set forth in Exhibit F; will comply with all applicable federal, state and local rules, regulations, laws and ordinances; and will be suitable for the specific purpose stated by GFE.

(b)
If a quantity of Additive fails to meet any of the foregoing warranties upon delivery or is or becomes nonconforming, defective or substantially impaired in its usability within three months from the date of complete delivery of the Additive, then GFE shall, upon discovery of such defects or nonconformities, notify ECOS, and ECOS shall promptly:

(i)	reimburse GFE for any actual costs incurred in removing and disposing of any such defective or nonconforming Additive;

(ii)	provide to GFE conforming replacement Additive that meets the foregoing warranties at the location designated by GFE (at no cost to GFE); and

(iii)	if necessary, repair any damage caused by such defective or nonconforming Additive to the Equipment.

GFE shall afford ECOS a reasonable time and opportunity to correct all such defects or nonconformities.

(c)
GFE’s exclusive remedy and ECOS’s sole liability for breach of the foregoing warranties shall be limited to ECOS correcting nonconformities and defects as set forth in Section 5.2(b); provided, however, that if circumstances cause GFE’s limited remedy to fail of its essential purpose, GFE shall have all of its remedies provided by law.

5.3	Transferability.
Any warranty issued by ECOS under this Agreement with respect to the Equipment or the Additive will be transferable by GFE to any End User and by any End User to any further downstream purchasers of the Equipment or the Additive so long as the Equipment or the Additive remains installed at the location where they were first installed.  Unless GFE gives the seller written notice 30 days prior to any move to a suitable location,

5.4	Survival of Warranties.
All warranties issued under this Agreement will survive inspection, testing and acceptance of the Products and expiration or termination of this Agreement.  All warranties are considered independent and each will be separately construed and interpreted without reference to any other warranty.

5.5	Warranty Disclaimer.
Except for the warranties delivered pursuant to this Agreement, ECOS expressly disclaim all representations and warranties, express, implied, statutory or arising by course of dealing or performance, custom, usage in the trade or otherwise, including the implied warranties of merchantability and, subject to Sections 5.1(a) and 5.2 (a), fitness for a particular purpose.

5.6	ECOS’s Warranties as to Authority.

ECOS represent and warrant to GFE that ECOS have all necessary legal and other authority to sell Products to GFE under this Agreement.

5.7	Warranty Assurance.

By delivering information pursuant to this Section 5, ECOS represent and warrant that such information is true and accurate in all material respects.

SECTION 6       Manufactures of Products.
6.1	Products.

   ECOS will manufacture and assemble all Products purchased under its control.

6.3       Compliance with Law.
(a)
General.  ECOS shall comply in all material respects with all applicable supra-national, national, provincial, federal, state and local laws, rules, and regulations, with respect to their design, manufacturing, packaging, handling, storage, sale, transportation and disposal of all Products sold under this Agreement (if any), including the delivery of all Materials Safety Data Sheets and other similar documents that are applicable to the Products.  ECOS acknowledges and agree that any violation by them of any such applicable law, rule or regulation that prevents or delays (i) the import of any Products or (ii) the sale, installation, commissioning or operation of any Product will constitute a material breach of this Agreement if, following receipt of written notice from GFE, such breach is not cured.

(b)
FCPA.  The Parties will comply with the Foreign Corrupt Practices Act of 1977, as amended and the Corruption of Foreign Public Officials Act, as amended, at all times in and during its performance of this Agreement.  Each Party represents and warrants that no government official has a more than 5% direct or indirect ownership or investment interest in the revenues or profits of such Party except as has been fully disclosed to the other Parties in writing.  Each Party shall make no expenditures for other than lawful purposes and in compliance in all material respects with all applicable laws, and each Party has not and will not in the future directly or indirectly offer, pay, promise to pay or authorize the payment of any money, or offer, promise, or authorize the giving of anything of value to any government official or candidate for political office or any other person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, for the purpose of (i) influencing any action or decision of such person in his official capacity, including a decision to fail to perform his official functions, or (ii) inducing such person to use his influence with any government or instrumentality to effect or influence any act or decision of such government or instrumentality.  If a Party violates the provisions of this Section, the other Parties may terminate this Agreement effective immediately upon written notice.

(c)
Compliance by Affiliates.  Each Party shall cause its Affiliates to comply with this Section 6.3.  Any failure by an Affiliate to comply with this Section 6.3 shall be treated as if it was a failure by such Party for the purpose of this Agreement.

6.4	No Infringement.

ECOS hereby jointly and severally represent and warrant to GFE that the manufacture, use, marketing, distribution or sale of the Products to be supplied under this Agreement do not and will not, infringe any third-party patent, trade secret, copyright, trademark or other intellectual property rights in the United States or any other country or jurisdiction to which ECOS deliver Products for use by GFE or any End User.

6.5       Indemnity.
(a)
Subject to the notification requirements in Section 6.5(b), which obligations shall apply to any claim for indemnification under this Section 6.5, ECOS, jointly and severally, shall defend, indemnify and hold GFE, its Affiliates, subsequent purchasers, distributors, contractors and customers, and their respective officers, directors, employees, successors and assigns (each an “Indemnified Party”) harmless from and against all liability, claim, loss, damage or injury and reasonable costs and expenses (all of the foregoing collectively, “Damages”), including reasonable attorneys’ fees and costs of any suit related thereto and all amounts paid or finally awarded to any plaintiff or claimant, whether characterized as compensatory, special, exemplary or punitive damages, but excluding indirect and consequential damages suffered by an Indemnified Party, to the extent that such Damages arise from a claim that the manufacture, use, or sale of any Products, components or services sold and provided by ECOS under this Agreement constitutes an infringement of any Intellectual Property Right, except to the extent that the infringement results from any modification of the Products that is not performed or approved by ECOS or any combination of the Products with other software or equipment that is not conducted or specified by ECOS.  In addition, if as a result of any such suit or proceeding, the use or sale of any Products purchased by GFE from ECOS under this Agreement is enjoined, ECOS shall, at their sole expense and option, (i) procure for GFE and all End Users the right to continue using the Products, (ii) modify the Products so that they become non-infringing, (iii) replace the Products with non-infringing Products, or (iv) authorize GFE and all End Users to return the enjoined Products and refund to GFE the full Purchase Price and any reasonable costs incurred by GFE or End Users associated with such return.

(b)
Notification.  The Indemnified Party shall give ECOS prompt written notice of any liability arising out of a claim asserted by a third party (a “Claim”).  ECOS shall assume the defense of any Claim, at their sole cost and expense, with counsel designated by ECOS.  ECOS shall have the right to direct the defense or settlement of any such Claim which is not prejudicial to the interests of the Indemnified Party (including admission of liability and acceptance of any injunctive relief) and the Indemnified Party shall not settle any aspect of a Claim without the prior written approval of ECOS, which shall not be unreasonably withheld.  ECOS shall have no liability under this Section 6.5 for any Claim for which such notice is not provided to the extent such failure to give such notice actually prejudices ECOS.

6.6           Developments.
(a)
The Parties acknowledge that the design of the Products and the components incorporated in any Products may be developed and improved upon from time to time to reflect advances in technology, design and materials, including any such advances and improvements that apply to the design, manufacture, installation, maintenance and operation of the Products, whether or not patented or patentable (collectively “Developments”).

(b)
ECOS will inform GFE of any Developments that are applicable to the Products and will use commercially reasonable efforts to incorporate such Developments in the design and production of the Products and to ensure that all Products sold under this Agreement include all Developments that ECOS have the right to use and that can feasibly be included as of the date that such Products are manufactured; provided, however, that

(i)
subject to clause (ii) below, GFE shall have the option to reject any Developments if such Developments would increase the cost of the Product and purchase a prior version of the Product instead to the extent that such prior version of the Product remains available for sale at the time of the rejection, and

(ii)
GFE shall not have the right to reject any Developments to the extent that they are necessary (A) to substitute a part or component that is no longer available or (B) to comply with ECOS’s warranty obligations.

SECTION 7       Additional Obligations of ECOS.

7.1	Left Intentionally Blank for future use

7.2	Spares.

ECOS shall manufacture non-warrantee spares for purchase by GFE for a period of not less than five years after shipment of the last unit of Equipment to GFE purchased hereunder.  Such Spares will be available to GFE at the prices in effect at the time of purchase and on the terms and conditions of this Agreement.

7.3	ECOS Indemnification.

To the fullest extent allowed by law, ECOS shall, jointly and severally, defend (but only if so elected by GFE in its sole discretion), indemnify and hold harmless the Indemnified Parties from and against all Damages (i) including reasonable attorneys’ fees and costs of any suit related thereto and all amounts paid or finally awarded to any plaintiff or claimant, whether characterized as compensatory, special, exemplary or punitive damages, but (ii) excluding indirect and consequential damages suffered by an Indemnified Party, that arise out of or in any manner are occasioned by

(a)
any act, misuse, error, fault or negligence of ECOS, or any of their officers, employees, agents, Affiliates, contractors or subcontractors, in the planning, design, engineering, manufacture, testing, servicing or repair of any Product, or

(b)	any product liability claim asserted with respect to the manufacture of the Products to the extent any such Damages are not covered by Section 7.3(a).

7.4	Product Liability Insurance.

ECOS shall at all times maintain, or cause to be maintained, for the life of the operability of the equipment product liability insurance reasonably acceptable to GFE in an amount equal to at least one million U.S. Dollars with respect to each Equipment unit delivered to GFE, subject to an aggregate cap of to be determined by the policy.  Upon GFE’s request ECOS shall provide certificates evidencing such insurance to GFE.

SECTION 8       Publicity; Confidentiality.
8.1
Publicity.  Except as may be required by applicable law or by the rules of any applicable stock exchange or similar body, ECOS and GFE shall not make any public announcement concerning this Agreement without first consulting with the other Parties.  Further, without limiting the generality of the foregoing, no Party will use, in advertising, publicity or otherwise, the name of the other Party or its Affiliates or any of their directors, officers, managers, employees, consultants or agents or any trade name, trademark, service mark, logo or symbol of the other

Party or its Affiliates unless it has received prior written permission from such Party.

8.2       Confidentiality.
(a)
Definition.  “Confidential Information” means (i) the terms of this Agreement and (ii) all information of the Parties, which is disclosed by either Party to the other, and which is non-public, proprietary or confidential and which is marked as “confidential” or “proprietary,” or due to its character and nature, would otherwise be deemed confidential, whether or not marked.  Confidential Information also includes the amounts ordered and prices paid under this Agreement.

(b)
Confidentiality.  Each Party agrees to hold the Confidential Information of the other in confidence and not to use, reproduce, distribute or disclose it except to any permitted assignee under this Agreement or as authorized by the other Parties in writing in connection with the performance of this Agreement.

(c)
Exceptions.  Confidential Information does not include any information which (i) was already known by, or in the possession of, the recipient at the time of disclosure, (ii) is or becomes generally known to the public without breach of this Agreement, (iii) is rightfully received from a third party without restriction on disclosure and not, to the knowledge of recipient, in breach of any obligation of confidentiality, or (iv) is independently developed by the receiving Party without use of the Confidential Information.  In addition, the prohibitions on disclosure contained in this Section 8.2 shall not apply to the disclosure (A) of Confidential Information when required by law or legal process (e.g., subpoena, deposition, injunction), or when requested by a government regulatory, self-regulatory, or supervisory authority in connection with any investigation (whether or not any Party or any of its Affiliates is being investigated) or audit or information-seeking exercise, or (B) to any person of any information related to the U.S. federal income tax treatment or any fact that may be relevant to understanding the tax treatment (including tax opinions and analyses) of any transaction covered by this Agreement as required by applicable tax shelter regulations issued by the U.S. Internal Revenue Service.

(d)
Duration.  The confidentiality obligations described herein shall commence on the date of disclosure of the Confidential Information and shall continue (i) for Confidential Information which qualifies as a trade secret under applicable law, at all times thereafter so long as such Confidential Information so qualifies as a trade secret; and (ii) for all other Confidential Information, for a period of three years following the expiration or earlier termination of this Agreement.

(e)
Return of Information.  Upon the expiration or other termination of this Agreement for whatever reason, each Party shall return or destroy all Confidential Information and copies thereof belonging to the other Parties, as such other Parties direct in writing;

provided, however, that the receiving Party may retain archival copies thereof, to be stored in a secure location in accordance with this Section 8.2, for the purposes of determining and enforcing any continuing confidentiality obligations.  This Section 8.2(e) shall not be construed to require destruction of electronic back-up records and data.

(f)
Remedies.  Any breach of the restrictions contained in this Section 8.2 is a breach of this Agreement that may cause irreparable harm to the non-breaching Party.  Any such breach shall entitle the non-breaching Party to seek injunctive relief in addition to all legal remedies otherwise available to it.

SECTION 9       Left Intentionally blank for future use

SECTION 10     Term and Termination.
10.1
Term.  The term of this Agreement (the “Term”) shall begin on the Effective Date of the acceptance of the first NPU-60 and, unless previously terminated in accordance with this Agreement, shall end on the tenth anniversary of that date.  GFE may, in its sole discretion, renew this Agreement for subsequent five-year renewal periods by providing ECOS written notice no later than one year before the end of the then current term.

10.2     Termination.
(a)	By ECOS or GFE. This Agreement may be terminated by ECOS or GFE upon written notice to the other Parties

(i)
if GFE (in the case of termination by ECOS) ECOS (in the case of termination by GFE) (A) ceases to do business, (B) shall be unable to pay its liabilities when due or shall become subject to any bankruptcy, insolvency or receivership proceeding of any nature or if its business is placed in the hands of a receiver or trustee, or (C) made a material misrepresentation in this Agreement, or

(ii)
if GFE (in the case of termination by ECOS) ECOS (in the case of termination by GFE) breaches any material obligation under this Agreement and fails to cure such breach within (A) 10 days after written notice for any breach relating to financial matters or (B) 30 days after written notice for any other breach of a material obligation (provided that no cure period will be permitted where cure is not possible), or

(iii)	after the continuation of an event of Force Majeure with respect to, ECOS or GFE for more than three months as a result of which and ECOS are unable to ship or GFE is unable to receive any Products.

(b)	By GFE. GFE may terminate this Agreement

(i)
upon 30 days’ written notice if more than 5% of the Products sold by ECOS to GFE under this Agreement during any three-month period either (A) have been rejected in accordance with the terms of this Agreement or (B) have proven to be defective in a material, non-performing manner upon installation or use, or

(ii)
if GFE, in the exercise of its reasonable judgment, determines that any of the Products are not usable in the Territory for the purpose of producing a fuel emulsion product, whether as a result of the imposition or interpretation of any applicable law or otherwise,

(iii)	as otherwise expressly provided in this Agreement.

(c)
Outstanding Purchase Orders.  Upon termination of this Agreement or expiration of the Term, all outstanding Equipment Purchase Orders or Additive Purchase Orders that, at the time of such termination or expiration, shall be binding upon the Parties; provided, however, if GFE exercises its termination right under Section 10.2(b)(i), GFE has the option of terminating all outstanding Equipment Purchase Orders or Additive Purchase Orders without any further liability or obligation thereunder.

(d)
Cumulative Remedies.  Any termination of this Agreement shall be without prejudice to any other rights or remedies which any Party may have against the other Parties arising out of a breach or default hereof, and, except to the extent GFE exercises its right to terminate any outstanding Equipment Purchase Orders or Additive Purchase Orders, shall not affect any rights or obligations of any Party arising under this Agreement prior to such termination.

10.3	Survival. The provisions of Sections 5.4, 5.5, 5.6, 5.7, 6.4, 6.5, 8.2, 10.2(c), 11, 12.8, 12.9 and 12.10 shall survive any termination or expiration of this Agreement.

10.4     Force Majeure.
(a)
Definition.  For purposes of this Agreement “Force Majeure” means an event that is outside the reasonable control of a Party, or that with the exercise of due diligence or reasonable business practices could not reasonably have been prevented, avoided or removed by that Party, and that prevents that Party from performing its obligations under this Agreement and does not result from such Party’s negligence or the negligence of its agents, employees or subcontractors.  Force Majeure may include events such as acts of God, earthquakes, storms, floods, other natural disasters, wars, court order, rebellions, riots, strikes, civil disturbances, acts of foreign and/or domestic governmental authorities, labor strikes and lockouts, but excluding any failure by a third party to supply any materials or components to unless such failure is itself the result of Force Majeure affecting such third party.

(b)
Effect of Force Majeure.  Upon the occurrence of an event of Force Majeure with respect to a Party, its obligations under this Agreement will, to the extent that they are affected by the event of Force Majeure, be suspended; provided, however, that under no circumstances will a Party’s obligations to pay any amounts due under this Agreement be suspended.  Any Party affected by an event of Force Majeure will promptly inform the other Party and will use commercially reasonable efforts to fulfill its obligations under this Agreement and to remove or avoid any disability and mitigate any damages caused by such event of Force Majeure at the earliest practicable time and to the greatest extent possible.

SECTION 11     Limitation of Liability
11.1	Exclusion of Certain Damages.

Subject to the provisions of Sections 5.2 and 6.5, in no event shall any Party be liable to the other for incidental, consequential, indirect, special, exemplary or punitive damages arising out of or relating to this Agreement or the supply, sale or delivery or purchase of Products hereunder, even if a Party has been advised of the possibility of such damages; and regardless of whether any such claim arises out of breach of contract, guaranty or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory.

SECTION 12     Miscellaneous.
12.1	Entire Agreement.

This Agreement, together with all of the exhibits hereto and any Equipment Purchase Orders and Additive Purchase Orders issued under this Agreement, constitutes the entire agreement of the Parties with respect to its subject matter, supersedes all prior agreements, including the Irrevocable Letter of intent (LOI) dated July 18, 2012 between GFE and ECOS, of the Parties with respect to its subject matter and may not be amended except in a writing signed by both Parties.

12.2	Binding Effect.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

12.3	Assignment.

This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, which shall not be unreasonably delayed or withheld, and any purported assignment without required consent shall be void.  Any assignment or attempted assignment in contravention of this provision shall be void, and of no force or effect.

12.4     Notices.
(a)
Each notice, communication or delivery under this Agreement shall (i) be in writing and specify the Section of this Agreement pursuant to which it is given and (ii) shall be deemed to have been given (A) when delivered by hand (with written confirmation of receipt); (B) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (C) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (D) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  If notice is given pursuant to this subsection of a permitted successor or assign of a Party, then notice shall also thereafter be given as set forth above to such successor or assign of such Party.

(b)	Each Party’s notice information is as follows:

ECOS:                          EcoloCap Solutions Inc.
1250 S. Grove Avenue
Barrington, IL  60010
Attn: Michael Siege;
Chief Executive Officer
Phone: 312-242-1619
Email: ms@ecolocap.com

GFE:                             GFE Bio Fuels S.A
Liberia, Guanacaste, Costa Rica,
50 meters south of the Municipal Stadium
Attn: Joseph Black, President and CEO
Phone: 714-656-4079
Email: j.black@gfeglobal.com

12.5	Severability.

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be contrary to any applicable law or regulation or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent of this Agreement taken as a whole, shall be enforced to the fullest extent permitted by applicable law and regulation.

12.6	No Waiver.

No waiver by any Party of any one or more defaults by the other Parties in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults whether of a like kind or different nature.  No delay by any Party in the enforcement of any of its rights under this Agreement shall be deemed a waiver of such rights.

12.7	Relationship between the Parties.

Nothing in this Agreement shall create or be deemed to create a partnership, joint venture, or employer/employee relationship between the Parties and no Party will or is entitled to act as an agent for the other Party.

12.8	Expenses.

Each Party will be responsible for the payment of all costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement.

12.9	No Third Party Beneficiaries.

This Agreement confers no rights whatsoever upon any person other than ECOS and GFE and shall not create, or be interpreted as creating, any standard of care, duty or liability to any person not a Party hereto.

12.10	Governing Law and Jurisdiction; Waiver of Jury Trial.

This Agreement will be governed by the internal laws of the State of Illinois ,.  Notwithstanding the fact that some of the Products may be manufactured outside the United States, the Parties hereby expressly disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods.  Any judicial action seeking injunctive relief in accordance with the terms of Section 12.11(b) shall be brought in a federal court of competent jurisdiction located in the State of Illinois County of Cook.  If a federal court refuses jurisdiction, such judicial action shall be brought in a state court of competent jurisdiction located in the Count of Cook in the State of Illinois.  Each Party hereby unconditionally and irrevocably consents to the jurisdiction of those courts and waives its rights to bring any action or proceeding against the other Parties except in those courts.  The Parties waive any right to trial by jury in any judicial action arising under this Agreement.  In the event such judicial proceedings are instituted by any Party, the prevailing Party shall be entitled to the award of its costs and attorneys’ fees incurred in connection with such proceedings.

12.11   Arbitration.
(a)
Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration pursuant to the Federal Arbitration Act and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof.

(b)
Notwithstanding the foregoing, the Parties acknowledge and agree that in the event of a breach or threatened breach of any provision for which a Party may not have an adequate remedy in damages, such Party shall at any time be entitled to injunctive relief against such breach or threatened breach in a court of competent jurisdiction (in accordance with the provisions of Section 12.10) without the need to post a bond or similar security.  The foregoing remedy shall not be deemed to be an exclusive remedy for a breach or threatened breach of any provisions of this Agreement, but rather shall be in addition to all other remedies available at law or in equity to a Party.

(c)
The language of arbitration shall be English.  The place of arbitration shall be the city of Chicago, Illinois.  Both Parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator.  Expenses of arbitration shall be divided equally between the Parties.  The Parties shall make their agents and employees available upon reasonable notice at reasonable times and places for pre-hearing depositions without the necessity of subpoenas or other court orders.  The arbitrators shall issue subpoenas to compel the attendance of, and the production of documents by, third party witnesses at depositions or at the hearing.

12.12	Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Party to this Agreement will execute and deliver any additional documents and instruments, including without limitation any documents or instruments required by freight forwarder, and perform any additional acts that may be necessary or appropriate to effectuate and perform its obligations under this Agreement and the transactions contemplated hereby.

12.13	Counterparts.

This Agreement may be executed by original, electronic or facsimile signature in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

[Signature Page follows.]

Signature Page:

DULY EXECUTED and delivered by the Parties as of the Effective Date.

ECOLOCAP SOLUTIONS INC. MICHAEL SIEGEL	GFE Bio Fuels S.A JOSEPH BLACK
By: Michael Siegel	By: Joseph Black
Title: President CEO	Title: President, CEO

EXHIBIT A

DISTRIBUTER PRICE LIST AS OF JULY 19, 2012

Equipment:

Pre-Assembled Equipment Units

Processor Costs:
NPU - Nano Processing Unit (M-Fuel)

Model:                        Capacity:                                Price (US$)
NPU-3                  3M Tons/24 hours                            $250,000
NPU-10                        10M Tons/24 hours                          $405,000
NPU-30                        30M Tons/24 hours                          $585,000
NPU-60                        60M Tons/24 hours                          $765,000

Non-Assembled Equipment Units

Parts for
Model:                        Capacity:                                Price (US$)
NPU-3                          3M Tons/24 hours                            $ 200,000
NPU-10                        10M Tons/24 hours                          $ 345,000
NPU-30                        30M Tons/24 hours                          $ 525,000
NPU-60                        60M Tons/24 hours                          $ 705,000

Additive:

 US$12.50 per gallon
Additive sales are unique to the application and as such would have a separate order number.

Note:  Subject to change on 30 day notice.

A-1

EXHIBIT B

DESCRIPTION OF THE TERRITORY

The Exclusive Territory(s) (as defined in Section 2.1 of the Agreement) is comprised of:

1)
Costa Rica – Subject to the purchase minimum number of 5 NPU-60 units or larger over the first twelve month period commencing on the date of the completion of  the successful testing period and payment executed on the first unit.  The first NPU-60 order must be placed within 30 days of the date of this contract.

2)
Nicaragua – Subject to the purchase minimum number of 1 NPU60 units (any size) over a 12 month period commencing on the date of the completion of  the successful testing period and payment executed on the first unit.in Costa Rica.

3)
Panama– Subject to the purchase minimum number of 1 NPU units (any size) over a 12 month period commencing on the date of the completion of  the successful testing period and payment executed on the first unit Costa Rica

Non Exclusive Territory(s) are comprised of:

1)	Any region, territory, country, etc. that is not protected by any exclusive agreement.

Note:  GFE may identify a potential customer to ECOS in a defined region, territory, country.  GFE will then have 120 days to effectuate a sale of a minimum of the number of units over a 12 month period.  If a sale is effectuated GFE may request exclusivity for the region, territory, country where the sale is made.  The minimum numbers of units are to be defined by the following formula:

The Number of Units (X) = the population of the region, territory, country/the population of Costa Rica x 2.

2)	Region, territory, country, etc. presently not available for exclusivity:
a.	All of Asia
b.	All of Europe
c.	All of Canada (Provinces may be available if no other contact have not been made by any party per M-Fuel.)
d.	All of Eastern Europe
e.	All of the Mid-East and Israel

B-1

f.	Australia and the Pacific Rim Islands (No sales)
g.	All of Africa (individual countries available in Africa are available)
h.	Brazil
i.	The United States

B-2

EXHIBIT C

EQUIPMENT SPECIFICATIONS

The NPU-X will produce an emulsification from heavy fuel oil, water and additive as defined in the specific purchase order.

Note: Each NPU is uniquely designed for an individual defined feed stock.

Water, fuel and additive specification are defined in the Purchase Order.

C-1

EXHIBIT D

ADDITIVE SPECIFICATIONS (Subject to Change)
The additive is unique for the production of the preprocessed emulsification

1.  Composition and Chemical Information on Ingredients

Ash, % Sulfur, % Chlorine, % Phosphorus, % Nitrogen, % Non-Volatile I 220°F, % Water by Distillation, % TAN, mgkOH/gram 18W, mgKOH/gram	0.245 Trace (c0.005) Trace (<0.004) 0.001 1.925 78.0 1.20 17.37 14.21

2.  Various Additive Formulations May Contain

Ash Base	Potassium
Major	Sodium
Minor	Aluminum Silicon
Traces of	Boron Calcium, Chromium Copper Iron Magnesium

D-1

3.  Elemental Analysis by ICP, PPM

Potassium	1691.0*
Sodium	48.6*
Iron	48.6*
Aluminum	3.8*
Boron	0.4*
Calcium	0.8*
Chromium	0.1*
Copper	<0.01*
Magnesium	<0.01*
* Subject to local water supplied for additive production

4.  General Description

The Additive consists primarily of a surfactant alkyl amide and contains components (approximately 20% by volume) of various degrees of Ethoxylation. The Additive is non-volatile at 220° F.

The Additive contains potassium compounds, which may vary subject to local water content.

The Additive contains approximately 1.2 per cent of water.

D-2

EXHIBIT E

PERFORMANCE METRICS

Unit	Metric Tons Output/24 Hours
NPU 3	3
NPU 10	10
NPU 30	30
NPU 60	60

Maximum Fuel	Maximum water
60%	38%

E-1

EXHIBIT F

Specified Testing Agreement:

(a)
All Equipment received from ECOS by GFE will be previously tested at an ECOS manufacturing facility, under full commercial operating standards, at full capacity to produce 50 to 60 gallons. The subsequently acquired test results must meet or exceed 100% of the Equipments agreed upon operating production performance metrics and specifications (Exhibit E).

Test results will be verified and mutually agreed upon at the ECOS Equipment manufacturing facility by the seller and buyer or by their authorized representatives.
Upon the mutually agreed upon (as per above) required test results being met or exceeded, payment will be released as per this agreements payment section (3.6).

(b)
The first NPU60 fully assembled Equipment manufactured for GFE will be tested as per the above paragraph (a) and then shipped to GFE’s manufacturing facility in Costa Rica as per this agreement where the unit will undergo additional testing for 30 business days to meet the above paragraphs stated specifications. Upon the mutually agreed (as per above) required test results being met or exceeded, payment will be released as per this agreements payment section (3.6)

F-1